Exhibit 99.1
Investor Relations Contact                Press Contact
Yin Cantor                        Shannon Mangum Henderson
(408) 470-1044                         (678) 261-7803
ycantor@aligntech.com                    align@ethoscommunication.com

KEVIN J. DALLAS JOINS ALIGN TECHNOLOGY BOARD OF DIRECTORS

SAN JOSE, Calif., March 5, 2018 - Align Technology, Inc. (NASDAQ: ALGN) announced today that it has appointed Kevin J. Dallas to its board of directors. Mr. Dallas is Corporate Vice President, Artificial Intelligence & Intelligent Cloud Business Development at Microsoft Corporation (NASDAQ: MSFT), where his team creates partnerships that help enable the digital transformation of customers and partners across a range of industries including: connected/autonomous vehicles, industrial IoT, discrete manufacturing, retail, gaming, financial services, media and entertainment, and healthcare.

“Kevin brings extensive experience leading digital transformations in commercial and consumer markets to our board of directors,” said Joe Hogan, president and CEO of Align Technology. “As an industry expert at the forefront of the mobile enterprise market, Kevin’s track record for continuous innovation will be an asset to Align as we focus on executing our growth strategy to deliver new technology and innovations for our doctors and consumers.”

In his current role at Microsoft, Mr. Dallas is responsible for creating partnerships that leverage advanced technologies that include intelligent cloud and intelligent edge services, that are: transforming products, optimizing operations, empowering employees, and enhancing customer engagement. Prior to joining Microsoft in 1996, Mr. Dallas held roles at NVIDIA Corporation and National Semiconductor (now Texas Instruments Inc.) in the U.S., Europe, and the Middle East in roles that included microprocessor design, systems engineering, product management, and end-to-end business leadership. He holds an Executive M.B.A. degree from the Kellogg School of Management at Northwestern University, and a B.S. degree in Computer Science from Staffordshire University, Stoke-on-Trent, Staffordshire, England.

Mr. Dallas will stand for election at the Company’s upcoming annual meeting of shareholders to be held May 16, 2018.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align’s products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Align Technology, Inc. 2820 Orchard Pkwy, San Jose, CA 95134
Tel: (408) 470-1000 Fax: (408) 470-1010
WWW.ALIGNTECH.COM